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Keurig Green Mountain NetRoadshow Transcript

Thank you, John. Thank you and good morning, everyone. Welcome to our fixed income investor presentation call. I am Ozan Dokmecioglu, Keurig Green Mountain Chief Financial Officer.

Key Credit Highlights…

In creating Keurig Dr. Pepper, in short, KDP, we are bringing together two great beverage companies to create an 11 billion dollar company of significant scale with exposure to high growth beverage segments and an unparalleled distribution capability. Together, with our enhanced distribution scale we will have an even greater ability to reach nearly all consumers at virtually every point of sale.

We expect the combination to offer significant cost synergies of which our target is 600 million dollars. At the same time, we have the ability to generate strong cash flow that would enable rapid deleveraging of our balance sheet. We are fully committed to keep KDP at an investment grade level. KDP will be led by a highly experienced management team comprised of leaders from both companies and will benefit from its strong partnership with JAB group as well.

Combining Two Industry Leaders with Iconic Brands: Both companies are industry leaders in North America with iconic brands and complimentary views on how to win in the beverage category. The combination will create a unique distribution power that would benefit each company, coupled with already strong financial results delivery profiles. Each company brings important and unique strength to the combination.

Our vision is simple but powerful. KDP will be a complete beverage solution company with a goal of providing consumers a beverage for every need, where they want it and when they want it. We believe this capability to reach consumers anytime, anywhere is under-appreciated in the consumer’s packaged goods industry, particularly in beverage. We recognize that there are some fundamental changes going on in the marketplace in the way that consumers think about themselves as shoppers and where they go to make their purchases.

Combined Capabilities Create a Selling and Distribution Powerhouse: Between the Two Companies. KDP is creating, and selling a distribution powerhouse by combining Dr. Pepper Snapple’s powerful multi-channel distribution platform with Keurig Green Mountain’s strong distribution capabilities in traditional retail channels, and unique strength in e-commerce, office and hospitality.

KDP will have sales and distribution coverage blanketing the United States through a network of COLA systems, fountain and food service network, company-owned direct sales distribution, in other words, DSD, partner DSD groups, and warehouse delivery capabilities. DPS has the capability to cover 75 percent of USA households with its owned distribution network, which is further supported by Independent Distributor partners to reach the balance of the remaining USA consumers.

Combined Company Portfolio Enhances the Scale and Expands Into Higher Growth Segments: The combined beverage brand portfolio not only enhances the scale but also extends into higher growth beverage segments. Our complimentary portfolios provide exposure across multiple formats and importantly enable access to the fastest growing beverage segments. We will also be able to provide access to a portfolio of additional JAB-owned and invested brands to be expanded into broad retail distribution.

Keurig Green Mountain NetRoadshow Transcript

Experienced Management Team: As we have communicated previously, KDP will be led by an experienced management team with Bob Gamgort as our CEO and myself, Ozan Dokmecioglu, would be the combined company CFO.

Let me spend a moment on JAB and value they bring to Keurig Dr. Pepper..

JAB Holdings Overview: As many of you know, JAB is a privately held group focused on long-term investments in companies with premium brands, attractive growth and strong margin dynamics in both CPG and retail sectors. With JAB, we have a powerful partner to support our commitment to creating innovative beverage solutions with premium brands.

Under private ownership for the past two years, we have transformed Keurig Green Mountain, positioning it for growth and profitability. Let me talk about it…

KGM now has a focused business model dedicated to growing household penetration for single-serve coffee in North America. We have added valuable brand partners through an open, consumer-friendly system and unmatched value and services for our partners. We have also increased our investment in system growth in order to increase the rate of household penetration for our brewers in USA and Canada as well as increased investments in our brands and innovation, which was funded by significant productivity programs. At the same time, we have delivered best-in-class cash flow that enabled us to delever our balance sheet quite fast building on the strength of KGM’s strategic efforts.

This transformation has enabled us to build on the core strengths of the Keurig system. Keurig was the driver of growth in the retail coffee category generating nearly all of the category’s dollar growth over the past seven years. We have built an extremely powerful and popular brand with Keurig. In fact, it ranked 15th on 2017’s list of America’s most relevant brands this year. Finally, we offer an unmatched choice of brands through our coffee system that includes a combination of owned, licensed, and partner relationships. As a result, variety is one of the key benefits consumers cite for buying into the Keurig system.

Now, let me talk a little bit on DPS…

Dr. Pepper Snapple Group, DPS, Has Iconic Brands and are Leaders In Most of Their Categories: A critical element of DPS’s strength lies in its portfolio of well-loved brands including flavored carbonated soft drinks, sparkling waters, premium teas, enhanced waters, and juices that align with a wide range of consumer needs. The DPS portfolio enjoys leadership market positions holding the number one or number two position in key segments that they operate.

DPS has a Proven Model of Allied Brands Partnership: Like Keurig, DPS also aligns with strong brand partners. Their current aligned brand partner portfolio is comprised of strong brands within their respective categories benefitting from the distribution capabilities that DPS provides.

Keurig Green Mountain NetRoadshow Transcript

Five Distinct Route-to-Market Models on the Distribution for DPS: Now, let’s take closer look at the power of DPS’s five distinct route to market models, which I believe was under-appreciated by some when we first announced the deal. Starting with the Cola system, which is the Coke- and Pepsi-affiliated bottlers as well as distributors. This system distributes finished product to all retail outlets, both large and small formats and vending, under long-term distribution agreements. This represents about 30 percent of total DPS US volume. The national fountain and food service business represents about 20 percent of total DPS US volume and is distributed through an open system primarily including DPS company-owned bottlers, the COLA bottlers, and some independent distributors.

The combination of DPS’s company-owned direct store delivery and independent distributors reach all retail outlets. This represents 100 percent of the US population with the company-owned covering approximately 75 percent of the population and independents reaching the remaining 25 percent. This means that DPS has the capability to build distribution ofscale across the grocery, mass, and convenience channels. The allied brand partnerships and the growth these new brands have achieved under DPS distribution arrangements have benefitted greatly from this distribution capability.

Finally, DPS reaches the traditional channels through its warehouse direct business. With this distribution power, KDP will have an unrivaled distribution capability allowing us to reach virtually every point of sale in North America.

I would like to take you through Keurig Green Mountain’s financial journey in the past two years and near-term outlook and offer perspective on the combined KDP and other financial details of the transaction.

Financial Policy Overview: Key financial policies include: Our commitment to maintain an investment grade rating and using our significant excess cash flow to pay down our debt. Our capital structure will include 9 billion dollars of new equity along with an initial debt estimated at 16.6 billion dollars and a corresponding leverage ratio of 5.5 times. We will maintain significant liquidity through our revolver, cash on hand, and Commercial Paper program. We will pay modest quarterly dividends and have no share repurchases planned at the same time. We will use hedges and interest rate swaps to manage our exposure to foreign currencies and variable-rate debt, respectively. And finally, our priority will be deleveraging, with acquisitions considered only if consistent with our debt deleveraging plan and capital structure objectives.

Credit Assumptions Highlights: Credit assumptions, much of which we already covered so I will not go through in detail include specifics regarding KDP capital restructure, dividend policy, and other key assumptions including the basis for underlined financial projections of both Keurig Green Mountain and Dr. Pepper Snapple.

KGM Transformation, The Profit and Loss Performance: On a stand-alone basis, as indicated on this slide, KGM has transformed its financial performance, growing adjusted operating margin by more than 700 basis points over the 2015 - 2017 period. This performance reflected significant supply chain productivity, which more than funded strategic pricing initiatives we implemented to address the learning that price was the largest barrier to consumer adoption of the Keurig system.

Keurig Green Mountain NetRoadshow Transcript

As intended, pod volume advanced three percent over the two-year period while net sales declined three percent due to the impact of the strategic pricing actions. Importantly, strategic pricing actions have moderated significantly and pod pricing is now approaching important threshold levels. Finally, over the two-year period, both our net debt and net leverage ratio improved dramatically.

Working Capital Optimization: Strong cash generation played a very important role in our transformation at KGM. Our intention is to continue strong performance in this area in a very sustainable and repeatable manner. Key highlights of the progress we have achieved: In March, 2016, working capital, as a percent of sale, was a positive 15 percent and, in only 21 months, we managed to convert that to a negative 17 percent. This represents an improvement of 3,200 basis points. This strong working capital-led cash generation enabled us to delever our balance sheet paying down 2.6 billion dollars of bank debt and reducing our leverage ratio into half to 2.7 times. This performance resulted in several upgrades in the past 24 months from both S&P and Moody’s.

KDP is Committed to Investment Grade Ratings: Finally, KDP will be a very profitable, financially strong, and growing beverage company focused in North America. As we already discussed, we are committed to maintaining an investment grade for KDP. We expect to delever rapidly and achieve a leverage ratio below 3 times in two to three years. We have the benefit of committed long-term anchor shareholders and a proven management team personally invested in the business.

With that, I conclude our fixed income investor presentation.

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Forward Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of applicable securities laws and regulations. These forward-looking statements can generally be identified by the use of words such as “anticipate,” “expect,” “believe,” “could,” “estimate,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will,” “would,” and similar words, phrases or expressions and variations or negatives of these words, although not all forward-looking statements contain these identifying words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements regarding the estimated or anticipated future results of the combined company following the proposed merger, the anticipated benefits of the proposed merger, including estimated synergies, the expected timing of completion of the proposed merger and related transactions and other statements that are not historical facts. These statements are based on the current expectations of Maple Parent Holdings Corp. (the parent company of Keurig Green Mountain) and Dr Pepper Snapple Group, Inc. management and are not predictions of actual performance.

These forward-looking statements are subject to a number of risks and uncertainties regarding the combined company’s business and the proposed merger and actual results may differ materially. These risks and uncertainties include, but are not limited to: (i) the ability of the parties to successfully complete the proposed merger on anticipated terms and timing, including obtaining required shareholder and regulatory approvals and the satisfaction of other conditions to the completion of the proposed merger, (ii) access to significant debt financing for the proposed merger on a timely basis and reasonable terms and the impact such significant additional debt may have on

Keurig Green Mountain NetRoadshow Transcript

our ability to operate the combined business following the proposed merger, (iii) risks relating to the integration of the Maple Parent Holdings Corp. and Dr Pepper Snapple Group, Inc. operations, products and employees into the combined company and the possibility that the anticipated synergies and other benefits of the proposed merger will not be realized or will not be realized within the expected timeframe and (iv) risks relating to the businesses of Maple Parent Holdings Corp. and Dr Pepper Snapple Group, Inc. and the industries in which they operate and the combined company will operate following the proposed merger.  These risks and uncertainties, as well as other risks and uncertainties, will be more fully discussed in a definitive proxy statement that will be filed by Dr Pepper Snapple Group, Inc. with the Securities and Exchange Commission (the “SEC”) in connection with the proposed merger. While the list of factors presented here is, and the list of factors to be presented in the definitive proxy statement are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties.  Any forward-looking statement made herein speaks only as of the date of this document. Neither Maple Parent Holdings Corp. nor Dr Pepper Snapple Group, Inc. is under any obligation to, and each expressly disclaims any obligation to, update or alter any forward-looking statements, whether as a result of new information, subsequent events or otherwise, except as required by applicable laws or regulations.

Additional Information:

This communication is being made in respect of the proposed transaction involving Maple Parent Holdings Corp. and Dr Pepper Snapple Group, Inc. The proposed transaction will be submitted to the stockholders of Dr Pepper Snapple Group, Inc. for their consideration. In connection therewith, Dr Pepper Snapple Group, Inc. filed a preliminary proxy statement on April 30, 2018 with the SEC, and intends to file further relevant materials with the SEC, including a definitive proxy statement. The definitive proxy statement will be mailed to the stockholders of Dr Pepper Snapple Group, Inc.  BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the proxy statement, any amendments or supplements thereto and other documents containing important information about Dr Pepper Snapple Group, Inc. once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Dr Pepper Snapple Group, Inc. will be available free of charge on Dr Pepper Snapple Group, Inc.’s website at https://www.drpeppersnapplegroup.com/ under the heading “SEC Filings and Proxy Statements” within the “Investors” portion of Dr Pepper Snapple Group, Inc.’s website. Stockholders of Dr Pepper Snapple Group, Inc. may also obtain a free copy of the definitive proxy statement by contacting Dr Pepper Snapple Group, Inc.’s Investor Relations Department at (972) 673-7000.

Maple Parent Holdings Corp., Bob Gamgort (Director and Chief Executive Officer of Maple Parent Holdings Corp.), Ozan Dokmecioglu (Chief Financial Officer of Maple Parent Holdings Corp.), and Bart Becht (a Director of Maple Parent Holdings Corp.) may be deemed to be “participants” under SEC rules in any solicitation of Dr Pepper Snapple Group, Inc. stockholders in respect of a Maple

Keurig Green Mountain NetRoadshow Transcript

Parent Holdings Corp. proposal for a transaction with Dr Pepper Snapple Group, Inc. Neither Maple Parent Holdings Corp. nor any of the individuals listed above has a direct or indirect interest, by security holdings or otherwise, in Dr Pepper Snapple Group, Inc. or the matters to be acted upon in connection with a potential transaction involving Maple Parent Holdings Corp. and Dr Pepper Snapple Group, Inc., except as will be set forth in the definitive proxy statement regarding the proposed transaction.

Any information concerning JAB Holding Company contained in this document has been taken from, or is based upon, publicly available information. Although we do not have any information that would indicate that the information contained in this document that has been taken from such documents is inaccurate or incomplete, we do not take any responsibility for the accuracy or completeness of such information.